EXHIBIT 23.2                 CONSENT OF KENNETH G. EADE
KENNETH G. EADE
Attorney at Law
827 State Street, Suite 26
Santa Barbara, CA 93101
805-560-9828
805-560-9828 fax

June 14, 2000

Infinite Networks Corporation
401 Hariton Court
Norfolk, VA 23505

Dear Sirs:

  We have acted as counsel for Infinite Networks Corporation, a Nevada corporation and Harrison Digicom, Inc., a Nevada corporation (the "Company"), in connection with the filing of its Registration Statement on Form 10-SB under the Securities Act, pursuant to which Infinite Networks Corporation discloses its financial statements from inception through fiscal year ending December 31, 1999.

  In connection with this matter, we have examined the originals or copies certified or otherwise indemnified to our satisfaction of the following:
    A) The articles of incorporation of Infinite and all amendments thereto;
    B) By-laws of Infinite, as amended to date;
    C) Certificate of good standing issued by the Secretary of State of the State of Nevada;
    D) Resolutions of the Board of Directors of Infinite Networks Corporation;
    E) The current shareholder's list as issued by the transfer agent of Infinite Networks Corporation;
    F) Other books and records of Infinite Networks Corporation.;
    G) The registration statement;

  Based upon and in reliance upon the foregoing, and after examination of such corporate and other records, certificates and other documents and such matters of law as we have deemed applicable or relevant to this opinion, it is our opinion that:
    1. Infinite Networks Corporation has been duly incorporated and is validly existing as a corporation in good standing under the laws of the state of Nevada and has full corporate power and authority to own its properties and conduct its business as described in the registration statement.
    2. The authorized capital stock of Infinite Networks Corporation consists of 50,000,000 shares of common stock, $.001 par value, of which there are outstanding 30,919,868 shares, and 4,500,000 of Preferred Stock, of which none are outstanding. Proper corporate proceedings have been taken validly to authorize such authorized capital stock; all of the outstanding shares have been duly and validly issued and are fully paid and non-assessable; the shareholders of Infinite Networks Corporation have no preemptive rights with respect to the Common Stock of Infinite Networks Corporation;
    3. The registration statement (except as to the financial statements contained therein, as to which I express no opinion), comply as to form in all material respects to the requirements of the Act and with the rules and regulations of the SEC thereunder;
    4. On the basis of information developed and made available to me, the accuracy or completeness of which has not been independently verified by me, I have no reason to believe that the statements contained therein, as to which I express no opinion, contain any untrue statement of material fact required to be stated therein or necessary in order to make the statements therein not misleading.
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    5.  The information is required to be set forth in the registration statement is, to the best of my knowledge, accurately and adequately set forth therein in all material respects or no response is required with respect to said items.
    6. The terms and provisions of the capital stock of Infinite Networks Corporation conform to the description thereof contained in the registration statement, and the description of common stock have been reviewed by me and insofar as such statements constitute a summary of the law or documents referred to therein, are correct in all material respects.
    7. The descriptions in the registration statement of material contracts and other material documents are fair and accurate in all material respects; and I do not know of any franchises, contracts, leases, licenses, documents, statutes or legal proceedings, either pending or threatened, which in my opinion are of a character required to be described and filed as required;
    8. The future issuance and sale of the shares by Infinite Networks Corporation will not conflict with, or result in a breach of, any material agreement or instrument known to me which Infinite Networks Corporation is a party or by which it is bound, or any applicable law or regulation, or, so far as is known to me, any order, writ, injunction, or decree applicable to Company of any jurisdiction, court or governmental instrumentality, or the articles of incorporation or by-laws of Infinite Networks Corporation.
   9. To the best of my knowledge, and belief after inquiry, there are no holders of common stock or other securities of the Company having registration rights with respect to such securities on account of the filing of the registration statement who have not effectively waved such rights; and
    10. No consent, approval, authorization or order of any court or governmental agency or body is required for the consummation by Infinite Networks Corporation of the transactions on its part contemplated by the purchase agreement, except such as have been obtained under the Act and such as may be required under state or other securities or blue sky laws in connection with the purchase and distribution of the shares.
  Although I have not verified the accuracy or completeness of the statements contained in the registration statement, I have no reason to believe that the registration statement contains any untrue statements of a material fact or omits to state any material factor which is necessary to make the statement herein not misleading (except in the case of the financial statement or other financial data as to which I do not express an opinion.)
  I hereby consent to the use of my name in the registration statement.


Very truly yours,
   <U>KENNETH G. EADE</U>
KENNETH G. EADE